Exhibit 99.1

RAMCO-GERSHENSON TRUST ANNOUNCES NEW TRUSTEES

FARMINGTON HILLS, Mich.- Ramco-Gershenson Properties Trust (NYSE: RPT) ("Ramco-Gershenson") announced today that its Board of Trustees (the “Board”) has elected Alice M. Connell, Managing Principal of Bay Hollow Associates and Laurie M. Shahon, President and Founder of Wilton Capital Group, to serve on the Board of Trustees effective November 2, 2015.

“With the resignation of Matthew Ostrower from our Board earlier this year, the Board of Trustees commenced a search for his replacement with the goal of recruiting an individual whose strong leadership talents would benefit our shareholders,” said Dennis E. Gershenson, President and Chief Executive Officer of Ramco-Gershenson. “I am pleased to say that as part of that search process, two exemplary candidates were selected to join our Board. Both women have a breadth of finance, management and strategic planning experience that will be highly valuable to the Company as we execute our long-range goals. We look forward to their positive contributions over the next several years.”

About Alice M. Connell:

Ms. Connell is a Co-Founder and Managing Principal of Bay Hollow Associates, a real estate advisory firm, which provides objective, strategic counsel to investors in commercial real estate. She previously held a series of senior positions in the commercial real estate lending and real estate equity area of TIAA-CREF. Ms. Connell currently serves on the Boards of Empire State Realty Trust and RREEF America REIT III and is a former Director of Apollo Commercial Real Estate Finance. Ms. Connell is a member of the Advisory Boards of Parmenter Realty Partners and Park Madison Partners. She is currently a member of the Real Estate Advisory Committee of the New York State Common Retirement Fund and an Independent member of the Americas Investment Committee of CBRE Global Investors. Ms. Connell holds a B.A. degree, magna cum laude, from St. Bonaventure University, and an M.A. degree from New York University.

About Laurie M. Shahon:

Ms. Shahon is the President of Wilton Capital Group, a private direct investment firm she founded in 1994 that makes principal investments in later-stage ventures and medium-sized buyouts.  She previously held investment banking positions with Morgan Stanley and Salomon Brothers.  Ms. Shahon has served on numerous public and private company boards during the past 25 years, including KCG, The Bombay Company, Eddie Bauer, and Life Insurance Company of Boston and New York.  Ms. Shahon holds an A.B. in English and Political Science from Wellesley College and an M.B.A. in Finance and International Business from Columbia Business School, where she has been an adjunct professor.

ABOUT RAMCO-GERSHENSON PROPERTIES TRUST:

Ramco-Gershenson Properties Trust (NYSE:RPT) is a fully integrated, self-administered, publicly-traded real estate investment trust (REIT) based in Farmington Hills, Michigan.  The Company's primary business is the ownership and management of large, multi-anchored shopping centers primarily in a number of the largest metropolitan markets in the central United States.  At September 30, 2015, the Company owned interests in and managed a portfolio of 76 shopping centers and one office building with approximately 16.3 million square feet of gross leasable area. At September 30, 2015, the Company's consolidated operating portfolio was 94.3% leased. Additional information regarding the Company is available on its corporate website: www.rgpt.com.

This press release may contain forward-looking statements that represent the Company’s expectations and projections for the future. Management of Ramco-Gershenson believes the expectations reflected in any forward-looking statements made in this press release are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary, including deterioration in national economic conditions, weakening of real estate markets, decreases in the availability of credit, increases in interest rates, adverse changes in the retail industry, our continuing ability to qualify as a REIT and other factors discussed in the Company’s reports filed with the Securities and Exchange Commission.

Company Contact:
Dawn L. Hendershot, Vice President of Investor Relations
and Corporate Communications
31500 Northwestern Highway, Suite 300
Farmington Hills, MI 48334
dhendershot@rgpt.com
(248) 592-6202